Exhibit 23.20

Advisors relied upon in the consolidated financial statements for the years ended December 31, 2013, 2012 and 2011

Exhibit No.	Name of advisor	Nature of professional advice	Reference to the consolidated financial statements
23.3	Colliers International	Valuation of Radisson Blu Hotel and Centre Ville Apart Hotel in Bucharest, Romania as of December 31, 2011, 2012 and 2013	Note 15 (i)

23.4	Cushman & Wakefield	Valuation of Park Inn Hotel and Radison Blu Astrid Hotel in Antwerp, Belgium as of December 31, 2013

23.5	Financial Immunities Ltd.	Valuation of Interest Rate Swap Transaction (IRS) of Plaza Centers N.V. ("PC") in respect of Series A Debentures as of December 31, 2011	Notes 2 AF. (1) e. and 20 (II) b

23.6	Financial Immunities Ltd.	Valuation of Interest Rate Swap Transaction (IRS) of PC in respect of Polish Debentures as of December 31, 2012 and 2011	Note 20 (II) c

23.7	Financial Immunities Dealing Room Ltd.
Valuation of options granted by PC on March 23, 2010 , May 25, 2010 , August  23, 2010, November 18, 2010, August 23, 2011, and November 22, 2011 under the framework of ESOP 2008 , 2011 re-pricing valuation and March 14, 2012, May 22, 2012 , August 21, 2012 , November 20, 2012 and ESOP  No.1  re-pricing valuation on august 2012 under ESOP no.2
Note 25 B.
23.8	Financial Immunities Dealing Room Ltd.	Valuation of options granted by PC India Holdings Public Company Limited and Elbit Plaza India Real Estate Holding Limited, on March 22, 2011	Note 25 E.

23.9	Financial Immunities Dealing Room Ltd.	Valuation of options granted by PC to the Company's former Vice Chairman of the Board in respect of PC's operations in India as of December 31, 2012, 2011 and December 31, 2010 .	Note 27 B (6).

23.10	Giza Zinger Even
Valuations of options granted by the Company during the year ended December 31,2010 and 2009 under the Company 2006 and 2008 Option Plan and 2011 re-pricing valuation for the year ended December 31 2011
Note 25 A.

23.11	Cushman & Wakefield -	Valuation of certain trading property of PC as of December 31, 2013.

23.12	Jones Lang LaSalle Kft	Valuation of certain trading property of PC as of December 31, 2012, 2011.	Notes 2 AF. (1) a and 8 G.

23.13	Giza Zinger Even	Fair value estimation of financial instrument given to the Company and by the Company to Park Plaza London, as of December 31, 2013, 2012 and 2011	Note 9 (IV) b

23.14	Giza Zinger Even	Fair value estimation of financial instrument given to the Company and by the Company to Park Plaza Netherlands, as of December 31, 2013 and 2012.	Note 9 (IV) b

23.15	Giza Zinger Even	Valuations of options granted by the Company during the year ended December 31, 2011, under the Elbit Medical Option Plan and re-pricing valuation for the year ended December 31, 2012.	Note 25 A

23.16	Giza Zinger Even	Valuations of options granted by Elbit Plaza USA Ltd. during the year ended December 31, 2011, under the Elbit Plaza USA Option Plan	Note 25 D

23.17	Giza Zinger Even	Valuation of InSightec Ltd. as of December 31, 2012

23.18	De-Kalo Ben-Yehuda	Valuation of Varcode Ltd. as of December 31, 2011 and 2012	Note 15 (i)

23.19	Financial Immunities Dealing Room Ltd.	Methodology for estimation of discount rate applicable to the Office of Chief Scientist liability granted to InSightec Ltd.	Note 20 (i)